FFI RECEIVES NON-COMPLIANCE NOTICE FROM AMEX

INDIANAPOLIS, INDIANA – April 27, 2007 - Fortune Industries, Inc. (AMEX:FFI) announced that it has been notified by the American Stock Exchange ("Amex" or the “Exchange”) that it is not in compliance with Section 301 of the Amex Company Guide as a result of the issuance of common stock without prior listing approval from Amex.  Amex rules prohibit the issuance of additional shares of a listed class of securities until the issuer has applied for and received approval to list such shares on the Exchange.  The Company is working with Amex to ensure that the shares are properly listed with the Exchange.

The transaction in question involved the issuance of 305,883 restricted shares related to the Company’s acquisition of Precision Employee Management, LLC.  The Company filed the requisite additional listing application on April 25, 2007 and anticipates that the listing application will be processed by Amex within two weeks.

About Fortune Industries, Inc.

Fortune Industries, Inc. operates as a technology-based service company in the United States. It provides technology solutions to businesses in five segments: Wireless Infrastructure, Business Solutions, Transportation Infrastructure, Ultraviolet Technologies and Electronics Integration. The Wireless Infrastructure segment provides turnkey solutions directly to wireless carriers in 20 states and provides other specialty infrastructure services. The Business Solutions segment provides professional employment organization (PEO) services to small and medium sized businesses with up to 1,000 employees in over 44 states including human resource consulting & management, employee assessment, training, and benefits administration. The Transportation Infrastructure segment provides the installation of highway safety products and commercial structural steel.  The Ultraviolet Technologies segment provides worldwide state–of-the-art UV ink technology solutions.  The Electronics Integration segment provides sales and installation of commercial electronics.

Fortune Industries is based in Indianapolis, Indiana and is publicly traded on the American Stock Exchange under the symbol FFI.  Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “estimate”, “potential”, or future/conditional verbs such as “will”, “should”, and “could” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company’s Form 10-K for the year ended August 31, 2006.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Readers should carefully review the risk factors disclosed within the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

Contact

Fortune Industries, Inc.
Amy Gallo, Chief Financial Officer
(317) 532-1374